Registration No. 333-129107

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Manor Care, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-1687107
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

333 N. Summit Street
Toledo, Ohio 43604-2617
(419) 252-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Parr II, Esq.	Copy to:
Vice President and General Counsel	Patrick H. Shannon, Esq.
333 N. Summit Street	Latham & Watkins LLP
Toledo, Ohio 43604-2617	555 Eleventh Street, NW
(419) 252-5500	Suite 1000
(Name, Address, Including Zip Code, and Telephone	Washington, DC 20004-1304
Number, Including Area Code, of Agent for Service)	(202) 637-2200

Approximate date of commencement of proposed sale to the public:  Not applicable.  This Amendment No. 2 relates to the deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

This Post-Effective Amendment No. 2 to Form S-3 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

The Form S–3 Registration Statement (Registration No. 333-129107) (the “Registration Statement”) of Manor Care, Inc., a Delaware corporation (the “Company”), and certain co-registrants, pertaining to the registration of $400,000,000 of the Company’s 2.125% Convertible Senior Notes due 2035 (the “Notes”) and related guarantees, and the shares of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes, to which this Post–Effective Amendment No. 2 relates, was originally filed with the Securities and Exchange Commission on October 18, 2005.

Pursuant to the Merger Agreement dated as of July 2, 2007, between the Company and MCHCR-CP Merger Sub Inc. (“MergerCo”), MergerCo is expected to merge with and into the Company on December 21, 2007 (the time of such merger, the “Effective Time”), with the Company as the surviving entity (the “Merger”).  The Merger was approved by the holders of the Company’s common stock on October 17, 2007, as required under Delaware law and the terms of the Merger Agreement.  As a result of the Merger, the holders of shares of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (except as otherwise agreed, and excluding shares owned by the Company, as treasury stock, or by MergerCo or its sole stockholder, which will be canceled in accordance with the Merger Agreement, and any shares for which stockholders have sought appraisal rights under Delaware law) will be entitled to receive $67.00 in cash per share, without interest (the “Merger Consideration”), and all such shares shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the effective time of the Merger represented any such shares of the Company’s common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to certain existing registration statements, including the Registration Statement, as of the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

Item 16.  Exhibits

Exhibit Number	Description of Exhibit
24.1	Power of Attorney dated November 5, 2007

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on date set forth below.

Manor Care, Inc.

By:	/s/ Richard A. Parr II
Richard A. Parr II
Vice President, General Counsel and Secretary

Date: December 21, 2007

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director	December 21, 2007
Mary Taylor Behrens

*	Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2007
Steven M. Cavanaugh

*	Director	December 21, 2007
Joseph F. Damico

*	Executive Vice President and Chief Operating Officer; Director	December 21, 2007
Stephen L. Guillard

*	Director	December 21, 2007
William H. Longfield

*	Vice President and Controller (Principal Accounting Officer)	December 21, 2007
Spencer C. Moler

*	Chairman of the Board and Director; President and Chief Executive Officer	December 21, 2007
Paul A. Ormond	(Principal Executive Officer)

*	Director	December 21, 2007
John T. Schwieters

*	Director	December 21, 2007
Richard C. Tuttle

*	Director	December 21, 2007
Gail R. Wilensky

*	Director	December 21, 2007
Thomas L. Young

*
Richard A. Parr II, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

By:	/s/ Richard A. Parr II
Richard A. Parr II, Attorney-in-Fact